CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on (Form S-1 No. 333-140296, Form S-1 No. 333-136096, Form S-2 No. 333-121546, Form S-3 No. 333-111455, Form S-3 No. 333-82272, Form S-3 No. 333-54088, Form S-3 No. 333-49312, Form S-3 No. 333-83615, Form S-3 No. 333-46619, Form S-3 No. 333-07709, Form S-3 No. 33-81212, Form S-3 No. 33-92032, Form S-3 No. 33-92978, Form S-3 No. 333-4880, Form S-3 No. 333-62387, Form S-8 No. 333-13779, Form S-8 No. 333-76961, Form S-8 No. 333-136095 and Form S-8 No. 333-146333) of e.Digital Corporation  of our report dated June 21, 2011, relating to our audit of the consolidated financial statements, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, which appear in this Annual Report on Form 10-K of e.Digital Corporation for the year ended March 31, 2011.

/s/ SingerLewak LLP

Los Angeles, CA
June 21, 2011